Exhibit 99.1

GRANTED

EFiled: Mar 29 2023 03:20PM EDT

Transaction ID 69685439

Case No. 2023-0317-LWW

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

IN RE CELULARITY INC.

C.A. No. 2023-0317-LWW

[PROPOSED] FINAL ORDER AND JUDGMENT

WHEREAS, this Court having reviewed the Verified Petition for Relief Pursuant to 8 Del. C. § 205 (the “Petition”) filed by petitioner Celularity Inc., the Court having considered the factors set forth in 8 Del. C. § 205(d), and for good cause having been shown,

IT IS HEREBY ORDERED this day of , 2023, that:

1.
The New Certificate of Incorporation and the Class A Increase Amendment, including the filing and effectiveness thereof, are hereby validated and declared effective as of 10:00 a.m. (EDT) on July 16, 2021.1
2.
All shares of capital stock of the Company issued in reliance on the effectiveness of the New Certificate of Incorporation and Class A Increase Amendment, including the 122,487,170 shares of Class A Common Stock issued by the Company in connection with or after the Merger, are hereby validated and declared effective as of the date and time of the original issuance of such shares.

1 Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Petition.

3.
The above-captioned action is hereby CLOSED.

Vice Chancellor Lori W. Will

This document constitutes a ruling of the court and should be treated as such.

Court: DE Court of Chancery Civil Action

Judge: Lori W. Will

File & Serve Transaction ID: 69671041

Current Date: Mar 29, 2023

Case Number: 2023-0317-LWW

Case Name: In re Celularity Inc.

Court Authorizer: Lori W. Will

Court Authorizer

Comments:

The petition is granted pursuant to Section 205(a) of the Delaware General Corporation Law for the reasons set forth in the court's March 29, 2023 bench ruling. See transcript; see also Opinion Regarding Section 205 Petition, In re Lordstown Motors Corp., 2023-0083-LWW (Del. Ch. Feb. 21, 2023) (setting forth reasoning for granting similar relief in a Section 205 action).

/s/ Judge Lori W. Will